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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     AMENDED
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

Lincoln National Aggressive Growth Fund, Inc. (File No. 811-8090) (the "Fund") hereby amends its original Notification of Registration on Form N-8A, filed on October 22, 1993, for the purpose of reflecting the adoption, effective May 1, 2003, and succession by Lincoln Variable Insurance Products Trust (the "Trust") of the Fund's registration under Section 8(a) of the Investment Company Act of 1940. In connection with such amended notification of registration, the Trust submits the following information:

          A.   Name:

                    LINCOLN VARIABLE INSURANCE PRODUCTS TRUST


          B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    Lincoln Variable Insurance Products Trust
                    1300 S. Clinton Street
                    Fort Wayne, IN 46802

          C.   Telephone Number (including area code):

                    260-455-2000

          D.   Name and Address of Agent for Service of Process:

                    Elizabeth A. Frederick, Esq.
                    The Lincoln National Life Insurance Company
                    1300 S. Clinton Street
                    Fort Wayne, IN 46802

               Copies to:

                    Jeffrey S. Puretz, Esq.
                    Dechert, LLP
                    1775 Eye Street, N.W.
                    Washington, DC 20006

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          E.   Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

               Yes      X                                  No


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Fort Wayne and State of Indiana on this 30th day of April, 2003.

                                    LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                                    (Registrant)

                                    By:     /s/ Kelly D. Clevenger
                                        -------------------------------
                                    Name:   Kelly D. Clevenger
                                    Title:  President